Filed Pursuant to Rule 424(b)(3)
Registration No. 333-294961

Nuveen California Municipal value Fund (NYSE: NCA)

(the “Fund”)

Supplement Dated October 8, 2026

to the Fund’s Currently Effective Prospectus and Statement of Additional Information (“SAI”)

The Board of Trustees of the Fund has approved changes to the Fund’s name. Accordingly, effective October 30, 2026, the Fund’s name will be changed from “Nuveen California Municipal Value Fund” to “Nuveen California Municipal Income Fund.”

The change in the Fund’s name is not expected to result in any changes to the investment process used in managing the Fund.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS AND SAI FOR FUTURE REFERENCE

EGN-NCAP-1026P